Exhibit 99.2
For immediate release
Endeavour to Acquire Operated Interests
Expanding its Position in Pennsylvania Marcellus Shale
Transaction strengthens company’s position
in one of the most active and lowest cost U.S. onshore shale plays
Endeavour also provides operational and financial update
Houston, July 18, 2011 — Endeavour International Corporation (NYSE: END) (LSE: ENDV) announced today that it has entered into purchase and sale agreements with SM Energy Company (NYSE:SM) and certain other minority owners to acquire the leasehold and producing interests held by SM Energy and its partners in the Marcellus shale in north central Pennsylvania, as well as a pipeline and related facilities for aggregate consideration of $110 million. The transaction provides Endeavour with significant production and reserve potential on acreage that is adjacent to the Company’s existing Marcellus acreage and readily available for development in one of the most economically attractive shale gas plays in the United States.
The assets include the following:
•	Approximately 50,000 net acres of leasehold with 100 percent operated working interests in McKean and Potter counties;

•	Current production from three existing wells of approximately three to four million cubic feet of natural gas per day, including the Potato Creek #3H well that initially flowed 11 million cubic feet of gas per day and is expected to recover in excess of 4 billion cubic feet of gas;

•	100 percent ownership of Potato Creek LLC, which owns a midstream gathering system and related facilities in southern McKean County, including a 10-mile 16” trunkline connected and flowing to Tennessee Gas Pipeline’s 24” mainline; and

•	Proprietary and fully processed 3-D seismic survey covering the entire Potato Creek lease block.
Following the completion of the transaction, Endeavour’s leasehold interests in the Marcellus Shale will total approximately 93,000 gross (68,000 net) acres. A new 7-year lease will be issued at closing on the key 21,000 net acre Potato Creek block that requires only five wells to be drilled in the first three years. Minimal capital is required over the next three years to hold all acreage in McKean County, including the key Potato Creek leasehold. The transaction is expected to close within 90 days and is expected to be financed with proceeds from the issuance of debt securities.
“This acquisition represents a significant step forward in the growth of our domestic onshore business in a play that offers some of the highest returns in the United States today,” said William L. Transier, chairman, chief executive officer and president. “The acreage is located on trend with several major industry developments and complements our existing acreage position in Cameron County immediately to the south. Our development model indicates recoverable natural gas potential from 1.0 to 1.3 trillion cubic feet with more than 300 identified drilling locations on our McKean and Cameron County leasehold. As operator of these assets, including the gathering infrastructure, we have the opportunity to accelerate our development plans in an effort to realize the value of our investment while expanding our position in this three county area.”
Operational and Financial Update
Bacchus Update
The Rowan Gorilla VII rig has arrived at the Bacchus field and has commenced drilling operations for the three planned development wells. The Bacchus development is located in the Central UK North Sea and Endeavour has a 30% working interest in the field.
Senior Term Loan
In support of the Company’s growth plans, Cyan Partners and certain lenders of the Senior Term Loan have amended the terms of the Company’s Senior Term Loan and agreed to expand the facility by $75 million. Endeavour intends to use this additional capital to accelerate its development activities throughout the Company, particularly its Greater Rochelle development and its expanded position in Pennsylvania following the Marcellus acquisition.
Endeavour International Corporation is an oil and gas exploration and production company focused on the acquisition, exploration and development of energy reserves in the North Sea and the United States. For more information, visit www.endeavourcorp.com.
Additional information for investors:
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements that express a belief, expectation, or intention, as well as those that are not statements of historical fact, and may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. Our forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “plan,” “goal” or other words that convey the uncertainty of future events or outcomes. We caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties, which may not be exhaustive, relate to, among other matters, the following: discovery, estimation, development and replacement of oil and gas reserves; decreases in proved reserves due to technical or economic factors; drilling of wells and other planned exploitation activities; timing and amount of future production of oil and gas; the volatility of oil and gas prices; availability and terms of capital; operating costs such as lease operating expenses, administrative costs and other expenses; our future operating or financial results; amount, nature and timing of capital expenditures, including future development costs; cash flow and anticipated liquidity; availability of drilling and production equipment; uncertainties related to drilling and production operations in a new region; cost and access to natural gas gathering, treatment and pipeline facilities; business strategy and the availability of acquisition opportunities; and factors not known to us at this time. Any of these factors, or any combination of these factors, could materially affect our future financial condition or results of operations and the ultimate accuracy of a forward-looking statement. The forward-looking statements are not guarantees of our future performance, and our actual results and future developments may differ materially from those projected in the forward-looking statements. In addition, any or all of our forward-looking statements included in this release may turn out to be incorrect. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties, including those included in our Annual Report on Form 10-K for the year ended December 31, 2010.
Reserve engineering is a process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by our reserve engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ from the quantities of oil and natural gas that are ultimately recovered. We use may use certain terms in our news releases, such as “resource potential,” that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. Investors are urged to also consider closely the disclosure in our filings with the SEC, available from our website at www.endeavourcorp.com.

Endeavour is also subject to the requirements of the London Stock Exchange and considers the disclosures in this release to be appropriate and/or required under the guidelines of that exchange.
For further information:
Endeavour — Investor Relations
Mike Kirksey                     713.307.8788
Darcey Matthews            713.307.8711
Pelham Public Relations — UK Media
Philip Dennis                    +44 (0)207 861 3919
Henry Lerwill                    +44 (0)207 861 3169